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EXHIBIT 11

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES


COMPUTATION OF PER SHARE EARNINGS
(000s omitted, except per share amounts)                          Year Ended December 31,
                                                              1994          1993          1992
                                                       ----------------------------------------
PRIMARY
  Average common shares outstanding                         12,144        10,643         9,892
  Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                                  81           112            97
                                             TOTAL          12,225        10,755         9,989

  Income before cumulative effect of changes
    in accounting principles and dividend
    requirement on Preferred Stock                         $31,301       $28,216       $16,852
  Dividend requirement on Preferred Stock                     (362)         (362)         (364)
  Income before cumulative effect of changes
    in accounting principles                                30,939        27,854        16,488
  Cumulative effect of changes in accounting
    principles                                                   0        (1,550)      (22,819)
NET INCOME (LOSS) APPLICABLE TO COMMON
STOCK AND EQUIVALENTS                                      $30,939       $26,304       $(6,331)

  Income per share before cumulative effect                  $2.53         $2.59         $1.65
  Cumulative effect of changes in accounting
    principles per share                                         0          (.14)        (2.28)

NET INCOME (LOSS) PER SHARE                                  $2.53         $2.45         $(.63)

FULLY DILUTED
  Average common shares outstanding                         12,144        10,643         9,892
  Assumed conversion of Preferred Stock                        271           271             0
  Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                                  81           112            97
                                             TOTAL          12,496        11,026         9,989

  Income before cumulative effect of changes
    in accounting principles and dividend
    requirement on Preferred Stock                         $31,301       $28,216       $16,852
  Dividend requirement on Preferred Stock                        0             0          (364)
  Income before cumulative effect of changes
    in accounting principles                                31,301        28,216        16,488
  Cumulative effect of changes in accounting
    principles                                                   0        (1,550)      (22,819)
NET INCOME (LOSS) APPLICABLE TO COMMON
STOCK AND EQUIVALENTS                                      $31,301       $26,666       $(6,331)

  Income per share before cumulative effect                  $2.50         $2.56         $1.65
  Cumulative effect of changes in accounting
    principles per share                                         0          (.14)        (2.28)

NET INCOME (LOSS) PER SHARE                                  $2.50         $2.42         $(.63)

For 1992 fully diluted earnings per share equals primary earnings per share due to the fully diluted computation being anti-dilutive for these periods.

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